Exhibit 99.6

Michel Demaré, Syngenta Chairman:

transcript for external video

Interviewer:	So two announcements today. Let's start with results. What are the headlines?

Demaré:	Well, if I would have to summarise that with one sentence, I would say that Syngenta has shown a remarkable resilience this year. We have even managed to post better margins in a very difficult industry context.

We also had this economic crisis in emerging markets, where we have a leading position, and still, we have managed to increase slightly our sales on a currency-adjusted basis, mainly thanks to the great success encountered by two of our new products, Acuron and Elatus.

Our new pipeline sales have now passed the benchmark of $4bn, which is extremely impressive. Management has taken very good actions, very decisive actions, to work on issues like pricing and cost disciplines, and these actions have resulted in our EBITDA margin improving by 140 basis points, which I think is really a remarkable result.

We also produced very robust cash flow, $800m. This has allowed the Board to recommend to maintain the dividend of CHF11 per share.

So all in all, despite really very strong headwinds, I believe the Company posted a very good set of results, which I think really will look very good compared to our competitors. So the industry was in a very difficult situation, but Syngenta has shown that it was in great shape.

Interviewer:	And the cash offer from ChemChina, could you outline a few key facts?

Demaré:	Yes. So ChemChina has made an offer to acquire Syngenta. The prices are paid 100% in cash. It covers 100% of the Company, with an intention to relist a minority of the shares in the years to come. The financing for this offer has been guaranteed and is irrevocable, and as a result of this, the Board has decided to recommend this offer to the shareholders.

Interviewer:	And why are you recommending it?

Demaré:	We recommend it because we think it is a very good deal for Syngenta and that all the stakeholders will benefit from this transaction. A Board has always to look after all stakeholders: our shareholders, obviously, but also employees, our customers and our community.

First of all, you look at the offer itself, and the Board has really concluded that the value offered by ChemChina appropriately reflects what Syngenta is for, the franchise, the products, the business, the innovation pipeline, as well as the quality of our people.

For shareholders, it represents a substantial premium compared to the undisturbed share price, and it also represents very attractive earnings multiples. The transaction again is 100% cash, so they also get full certainty and financing committed and irrevocable.

For our customers, this transaction will enhance our ability to continue investing in the future, investing in innovation and come to the market with game-changing technology and products across crop protection, seeds, traits and integrated solutions, so we really feel that farmers around the world will benefit long term from this transaction, as well.

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For 28,000 employees, it is very important to emphasize that there is no big execution hurdles with this deal. There is no redundancies planned, and we don't see major operational disruptions with this transaction.

This is not a transaction about cost synergies. This is a deal for growth, growth in the sense of a commitment to invest in long-term innovation and market position, and a deal that at the same time will open for Syngenta a much better access to China, which is in a great need of technology upgrade, which we will be able to provide, also with attaching to the best environmental standards, so that the whole food security issue in China can be improved in the future.

In summary, the easiest way to say it, Syngenta will remain Syngenta. We'll keep the same name. We will continue to be headquartered in Switzerland, and customers around the world will still have access and be offered the same range of innovative products that will help them increase their productivity and their yields.

Interviewer:	And what happens to the Good Growth Plan?

Demaré:	The Good Growth Plan, and I would say all the initiatives that Syngenta has taken in terms of sustainability have been very enthusiastically supported by ChemChina, and so we have a very strong commitment and even a lot of motivation from ChemChina to continue this initiative of the Good Growth Plan, as well as all the projects that were with the Syngenta Foundation. And we know that all these initiatives are extremely essential to trying to resolve the issue of food security in the world.

Interviewer:	So aren't you in effect saying that Syngenta doesn't have a future as a standalone business?

Demaré:	Oh no, to the opposite. Actually, with this transaction, Syngenta will be able to realise the full potential of its standalone strategy. With an ambitious shareholder, we will invest to make it happen, and we'll also at the same time give us an enhanced market access to China, which as we know has a great potential also in terms of technology upgrade, where Syngenta will be able to contribute in a very significant way.

So Syngenta remains Syngenta. Just it has a new and single owner.

Interviewer:	Do you envisage any regulatory risk?

Demaré:	It is clear that a large transaction like this will always entail regulatory review, but if you really look about it, it is clear that there is very little overlap between the businesses of ChemChina and the business of Syngenta, so we are quite comfortable that these reviews will obviously take some time but will not lead to drastic issues or obligations to sell part of the business.

And so we feel quite comfortable that once all this done, the growers will still have the same choice in the market than what they have today.

Interviewer:	And what is the timeline for the process?

Demaré:	The process will obviously close once we have obtained all the regulatory approvals. Syngenta is a global company, so by definition, there is a lot of regulators who will have their

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say into this. We are, and so is ChemChina, totally dedicated to give all the necessary resources to smoothing this process, and I believe it is reasonable to count on the fact that this transaction could close before year end.

Interviewer:	Syngenta has a representation for strong culture and values. Will this continue?

Demaré:	Absolutely. Absolutely. These are issues that we have discussed at length with ChemChina, our culture, our values, our commitment to sustainability, which we have expressed through The [Good] Growth Plan, and I can say that ChemChina has really enthusiastically supported and backed these values. And these are not just words.

If you look, ChemChina has made a number of international acquisitions over the last 10 years in France, in Norway, in Italy, Australia, Israel, Germany recently, and we have been very impressed to see that these companies have all kept their values, their culture intact, so they have really a strong record, which I must say I find extremely impressive.

Interviewer:	And does having a Chinese buyer raise any concerns in any of your markets?

Demaré:	It shouldn't raise any concern at all, because what is really important for everybody to understand here is that Syngenta remains Syngenta. We will continue to invest heavily in innovation, bring game-changing products to our market and let all the growers in the world benefit from it. And growers keep the same options and choices than what they have today.

Interviewer:	Will ChemChina retain any of the existing board or management?

Demaré:	Syngenta will continue to be run by its management team. At Board levels, there will be a few changes to reflect the change of ownership, but a number of the current Board Directors of Syngenta will also sit on this new Board in a very important capacity of independent directors, which is obviously the foundation of this best-in-class governance that we have agreed upon with ChemChina.

So I really look forward to look forward with Ren Jianxin, the Chairman of ChemChina, as well as the management of Syngenta, to take this company really to the next stage and even make it deliver a brighter future.

[End]

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”)

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AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

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